Exhibit 10.27

AMENDMENT 1

INDEPENDENT CONTRACTOR AGREEMENT

This Amendment 1 to the Independent Contractor Agreement (the “Amended Agreement”) is effective as of December 28, 2015 (the “Effective Date”) by and between Richard L. Feinstein, CPA (“Feinstein”) and Enzon Pharmaceuticals, Inc. (“Enzon”), pursuant to which Feinstein is continuing his engagement as Enzon’s Vice President-Finance and Principal Financial Officer.

RECITALS

WHEREAS, Enzon and Feinstein entered into an Independent Contractor Agreement effective as of December 13, 2013 (the “Agreement”), pursuant to which Feinstein was appointed to serve as Enzon’s Vice President-Finance and Principal Financial Officer.

WHEREAS, Enzon desires to continue to retain the services of Feinstein, and Feinstein desires to continue to provide such services to Enzon, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Paragraph 4 A of the Agreement shall be deleted in its entirety and amended as follows: “Feinstein shall be paid at the rate of $285 per hour for each hour worked by Feinstein in connection with the Services. Feinstein shall perform the Services at such times and as requested by Enzon.

2.         All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of December 16, 2015.

Enzon Pharmaceuticals, Inc.

Dated: December 16, 2015	By:	/s/ Jennifer McNealey

Richard L. Feinstein

Dated: December 16, 2015	/s/ Richard L. Feinstein

2